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                                                                     EXHIBIT 11

                           California Microwave, Inc.
                       Computation of Per Share Earnings
                                   Exhibit 11
                    (In thousands, except per share amounts)

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
                                                      Year ended
                                                        June 30
                                                -----------------------
                                                  1996           1995
                                                --------       --------
PRIMARY - EPS:

Net income (loss), as reported                  $11,623        $(7,895)
                                                =======        =======

Average shares outstanding                       15,912         15,533

Add - Common stock equivalents of Company's
stock option using the treasury stock method        288           --
                                                -------        -------

Average shares and equivalents - Primary         16,200         15,533
                                                =======        =======

Net income (loss) per share - Primary           $  0.72        $ (0.51)
                                                =======        =======

FULLY DILUTED - EPS:

Net income (loss), as reported                  $11,623        $(7,895)

Add back interest, net of taxes                   2,248          2,248
                                                -------        -------

Net income (loss) for fully diluted             $13,871        $(5,647)
                                                =======        =======

Average shares and equivalents - primary         16,200         15,533

Add - additional common stock equivalents of
the Company's stock options                           7           --

Add - Shares to be issued at conversion of
Convertible Debentures                            2,222           --
                                                -------        -------

Average shares and equivalents - Fully Diluted   18,429         15,533
                                                =======        =======

Net income (loss) per share - Fully Diluted     $  0.72        $ (0.51)
                                                =======        =======
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